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                                                                    EXHIBIT 99.2

                            BEACON PROPERTIES, L.P.
                           50 ROWES WHARF, 6TH FLOOR
                          BOSTON, MASSACHUSETTS 02110

                                                               November   , 1997

Dear Unitholder:

     You are cordially invited to attend a Special Meeting of Unitholders of Beacon Properties, L.P. ("Beacon Partnership") to be held on December 19, 1997, at 9:30 a.m., Boston time, at State Street Bank, 225 Franklin Street, Boston, Massachusetts (the "Beacon Partnership Special Meeting").

     At the Beacon Partnership Special Meeting, you will be asked to vote upon certain matters relating to the Agreement and Plan of Merger, dated as of September 15, 1997, as amended (the "Agreement"), by and among Beacon Properties Corporation ("Beacon"), Beacon Partnership, Equity Office Properties Trust ("EOP") and EOP Operating Limited Partnership ("EOP Partnership"), and the transactions contemplated thereby. Pursuant to the Agreement, Beacon Partnership will merge with and into EOP Partnership, with EOP Partnership being the surviving partnership (the "Partnership Merger"), and Beacon will merge with and into EOP, with EOP being the surviving company and the managing general partner of EOP Partnership (the "Company Merger," and together with the Partnership Merger, the "Mergers"). In connection with the Mergers, you are being asked to approve (i) the Partnership Merger and (ii) the transfer by Beacon of its partnership interests in Beacon Partnership to EOP and the withdrawal of Beacon as general partner of Beacon Partnership which will occur as a result of the Company Merger. As a result of the Partnership Merger, you will be entitled to receive 1.4063 Class A Units of EOP Partnership for each Beacon Partnership unit held by you at the effective time of the Partnership Merger. The Partnership Merger must be approved by the affirmative vote of holders of 85% of the units of limited partnership interest of Beacon Partnership entitled to vote thereon. The transfer of Beacon's partnership interests in Beacon Partnership to EOP and Beacon's withdrawal as general partner of Beacon Partnership must be approved by the vote of holders of a majority of such units (excluding any units held by Beacon).

     THE BOARD OF DIRECTORS OF BEACON, THE SOLE GENERAL PARTNER OF BEACON PARTNERSHIP, BELIEVES THAT THE MERGERS ARE FAIR TO, AND IN THE BEST INTERESTS OF, BEACON PARTNERSHIP AND ITS UNITHOLDERS. THE BOARD OF DIRECTORS OF BEACON HAS UNANIMOUSLY APPROVED, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE, THE PARTNERSHIP MERGER, THE AGREEMENT, THE TRANSFER OF BEACON'S PARTNERSHIP INTERESTS IN BEACON PARTNERSHIP AND BEACON'S WITHDRAWAL AS GENERAL PARTNER OF BEACON PARTNERSHIP.

     The accompanying Proxy Statement/Prospectus provides detailed information concerning the proposed Mergers, the reasons for the Board of Directors' recommendation of the Mergers and the Agreement and certain additional information, including, without limitation, information about Beacon, EOP, Beacon Partnership and EOP Partnership. We urge you to carefully consider all of the information in the Proxy Statement/Prospectus. IT IS IMPORTANT THAT YOUR BEACON PARTNERSHIP UNITS BE REPRESENTED AT THE BEACON PARTNERSHIP SPECIAL MEETING, REGARDLESS OF THE NUMBER OF UNITS YOU HOLD. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE BEACON PARTNERSHIP SPECIAL MEETING. THIS WILL NOT PREVENT YOU FROM VOTING YOUR UNITS IN PERSON IF YOU SUBSEQUENTLY CHOOSE TO ATTEND THE BEACON PARTNERSHIP SPECIAL MEETING.

                                          Sincerely,

                                          BEACON PROPERTIES CORPORATION,
                                          as general partner of Beacon
                                          Properties, L.P.

                                          EDWIN N. SIDMAN
                                          Chairman of the Board